Exhibit 10.25

CATELLUS DEVELOPMENT CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

2003 PERFORMANCE AWARD PLAN

Participant Name:	[Ted R. Antenucci] [C. William Hosler] [Vanessa L. Washington]

Social Security Number:

No. of Restricted Shares:	[84,447] [56,318] [14,080]

Award Date:	February 16, 2005

Vesting Schedule:	20% on December 31, 2005; 20% on December 31, 2006; and 60% on December 31, 2007.

This Restricted Stock Award Agreement (this “Agreement”) is entered into as of the Award Date set forth above by and between the employee named above (the “Participant”) and Catellus Development Corporation (“Catellus”) under the Catellus Development Corporation 2003 Performance Award Plan (such plan, as amended from time to time, shall be referred to herein as the “2003 Plan”).

WITNESSETH

WHEREAS, pursuant to the terms of the 2003 Plan, Catellus has granted to the Participant, with respect to services rendered and to be rendered to Catellus, a restricted stock award (the “Restricted Stock Award” or “Award”), upon the terms and conditions set forth herein and in the 2003 Plan.

NOW THEREFORE, in consideration of services rendered by the Participant and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1.	Definitions.

Capitalized terms used herein and not otherwise defined herein shall have the same meaning as defined in the 2003 Plan.

2.	Grant.

Subject to the terms of this Agreement and the 2003 Plan, Catellus grants to the Participant a Restricted Stock Award with respect to an aggregate number of shares of its Common Stock, par value $.01 per share (the “Restricted Stock”) set forth above.

3.	Vesting.

This Award shall vest, and restrictions shall lapse, as set forth in the vesting schedule above, subject to earlier termination as provided herein or in the 2003 Plan. A Change of Control will not accelerate vesting of this Award unless otherwise provided in the Participant’s memorandum of understanding or employment agreement with Catellus or a Subsidiary.

4.	Continued Service Required.

The vesting schedule requires continued service through each applicable vesting date as a condition to the vesting of the applicable installment and rights and benefits under this Agreement. Partial service, even if substantial, during any vesting period will not entitle the Participant to any proportionate vesting or avoid or mitigate any termination of rights and benefits upon or following a termination of employment.

5.	Dividend and Voting Rights.

After the Award Date, the Participant shall be entitled to dividends and voting rights with respect to the shares of Restricted Stock subject to this Award even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that cease to be eligible for vesting.

6.	Restrictions on Transfer.

Prior to the time they become vested, neither the shares of Restricted Stock comprising this Award, nor any other rights of the Participant under this Agreement or the 2003 Plan may be assigned or transferred. Notwithstanding the foregoing, upon the divorce of the Participant, shares of Restricted Stock may be transferred to the Participant’s former spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.

7.	Stock Certificates.

(a) Book Entry or Certificated Form; Power of Attorney. Catellus shall issue the shares of Restricted Stock subject to this Award in book entry form, with notations regarding applicable restrictions on transfer, or in certificated form, subject to the requirements set forth in Section 7(b). In either case, such shares shall be registered in the name of the Participant. Concurrent with the execution and delivery of this Agreement, the Participant shall deliver to Catellus an executed stock power, in blank, with respect to such shares. The Participant, by acceptance of this Award, shall be deemed to appoint Catellus and each of its authorized representatives as the Participant’s attorney(s)-in-fact to effect any transfer of unvested forfeited shares (or shares otherwise reacquired by Catellus hereunder) to Catellus as may be required pursuant to the 2003 Plan or this Agreement and to execute such documents as Catellus or such representatives deem necessary or advisable in connection with any such transfer.

(b) Certificates to Be Held by Catellus; Legend. Any certificates representing Restricted Stock that the Participant may be entitled to receive from Catellus prior to vesting shall be redelivered to Catellus to be held by Catellus until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions contained in an Agreement entered into between the registered owner and Catellus Development Corporation. A copy of such Agreement is on file in the office of the Secretary of Catellus Development Corporation, 201 Mission Street, Second Floor, San Francisco, California 94105.”

(c) Delivery of Certificates upon Vesting. Promptly after the lapse or other release of restrictions, a certificate or certificates evidencing the number of shares of Catellus Stock as to which the restrictions have lapsed or been released or such lesser number as may be permitted pursuant to Section 10 of this Agreement shall be delivered to the Participant. The Participant shall deliver to Catellus any representations or other documents or assurances that Catellus may require to assure compliance with all applicable legal requirements. The shares so delivered shall no longer be restricted shares hereunder.

8.	Effect of Termination of Employment.

(a) Forfeiture after Certain Events. The Participant’s shares of Restricted Stock shall be forfeited to the extent such shares have not become vested upon the date the Participant is no longer employed by Catellus or a Subsidiary for any reason, whether with or without cause, voluntarily or involuntarily, unless otherwise provided in the Participant’s memorandum of understanding or employment agreement with Catellus or a Subsidiary. If an entity ceases to be a Subsidiary, such action shall be deemed to be a termination of employment of all employees of that entity. Notwithstanding the foregoing, if the Participant ceases to be an employee of Catellus or any Subsidiary by reason of disability (defined as the inability of the Participant to continue to perform the Participant’s duties as determined by the Committee) or death, the following portion of the shares of Restricted Stock subject to this Award shall vest, unless otherwise provided in the Participant’s memorandum of understanding or employment agreement with Catellus or a Subsidiary: (i) the number of shares of Restricted Stock subject to this Award multiplied by a fraction, the numerator of which is the number of months elapsed between the Award Date and the date of disability or death, and the denominator of which is the number of months between the Award Date and the date on which this Award would be fully vested under Section 3 of this Agreement without regard to any provision of this Section 8(a), less (ii) the number of shares of Restricted Stock already vested under Section 3 of this Agreement, if any, as of the date of disability or death.

(b) Return of Shares. Upon the occurrence of any forfeiture of shares of Restricted Stock hereunder, such unvested, forfeited shares shall, without payment of any consideration by Catellus for such transfer, be automatically transferred to Catellus, without any other action by the Participant. Catellus may exercise its powers under Section 7(a) hereof and take any other action necessary or advisable to evidence such transfer. The Participant shall deliver any additional documents of transfer that Catellus may request to confirm the transfer of such unvested, forfeited shares to Catellus.

9.	Adjustments upon Specified Events.

Upon the occurrence of certain events relating to Catellus Stock contemplated by Section 7 of the 2003 Plan, the Committee shall make adjustments if appropriate in the number and kind of securities that may become vested under an Award. If any adjustment shall be made under Section 7 of the 2003 Plan and the shares of Restricted Stock are not fully vested upon such event or prior thereto, the restrictions applicable to such shares of Restricted Stock shall continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Stock” shall include “Restricted Property,” unless the context otherwise requires) received in respect of such Restricted Stock. Such Restricted Property shall vest at such times and in such proportion as the shares of Restricted Stock to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such shares of Restricted Stock had remained outstanding. Notwithstanding the foregoing, to the extent that the Restricted Property includes any cash, the commitment hereunder shall become an unsecured promise to pay an amount equal to such cash (with earnings attributable thereto as if such amount had been invested, pursuant to policies established by the Committee, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Committee) at such times and in such proportions as the Restricted Stock would have vested.

10.	Tax Withholding.

Catellus or the Subsidiary last employing the Participant shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the payment of dividends in respect of and with respect to the vesting of any Restricted Stock, but, in the alternative the Participant may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 6(a)(3) of the 2003 Plan and rules established by the Committee, to have the entity last employing the Participant withhold and reacquire shares of Restricted Stock at their Fair Market Value at the time of vesting to satisfy any withholding obligations of Catellus or a Subsidiary with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Committee, as the Committee may impose, and shall not be available if the Participant makes or has made an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended from time to time, with respect to such Award.

11.	Notices.

Any notice to be given under the terms of this Agreement shall be in writing, hand-delivered or sent by first class or equivalent mail and addressed to Catellus at its principal office located at 201 Mission Street, Second Floor, San Francisco, California 94105, to the attention of the Corporate Secretary and to the Participant at the address given beneath the Participant’s signature hereto, or at such other address as either party may hereafter designate in writing to the other. The notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark.

12.	Coordination with the 2003 Plan.

This Award and all rights of the Participant with respect thereto are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the 2003 Plan, which are incorporated herein by reference, to the extent such provisions are applicable to Awards granted to Employees. Any issues related to this Award that are not addressed in this Agreement shall be resolved by reference to the terms of the 2003 Plan document. The 2003 Plan shall control in the event of any conflict between the 2003 Plan and this Agreement. The Participant acknowledges receipt of a copy of the 2003 Plan. Unless otherwise expressly provided in other Sections of this Agreement, provisions of the 2003 Plan that confer discretionary authority on the Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Committee so conferred by appropriate action of the Committee under the 2003 Plan after the date hereof.

13.	Employment Rights.

Nothing in this Agreement or the 2003 Plan shall confer upon the Participant any right to continue in the employ of Catellus or a Subsidiary, constitute any contract or agreement of employment or affect the Participant’s status as an employee at will, nor shall interfere in any way with the right of Catellus or a Subsidiary to change the Participant’s compensation or other benefits, or to terminate the Participant’s employment with or without cause. Nothing in this Section 13, however, is intended to adversely affect any express independent right of the Participant under a separate employment agreement or memorandum of understanding.

14.	Limitation on Participant’s Rights.

Participation in the 2003 Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of Catellus as to amounts payable and shall not be construed as creating a trust.

15.	Captions.

The caption of the sections of this Agreement are for convenience only and will not control or affect the meaning or construction of any of its provisions.

16.	Amendment.

This Agreement may be amended in accordance with the terms of the 2003 Plan. Any such amendment must be in writing and signed by Catellus. The terms and conditions of this Award may not be restricted or limited by any amendment of this Agreement or the 2003 Plan without the Participant’s consent. Catellus may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Award Date set forth above. By the Participant’s execution of this Agreement, the Participant agrees to the terms and conditions hereof and of the 2003 Plan.

CATELLUS DEVELOPMENT CORPORATION (a Delaware corporation)		PARTICIPANT

By:
	(Signature)	(Signature)

Title:

(Print Name)

(Address)

(City, State, Zip Code)